TRANSPORT AMERICA 2003 Q2 Conference Call Transcript

                                TRANSPORT AMERICA
                        2ND QUARTER 2003 CONFERENCE CALL
                                  JULY 17, 2003
                                   10:00 AM CT


Operator:                  Good morning.  My name is Shayla and I will be your
                           conference facilitator today.

                           At this time I would like to welcome everyone to the Transport America Second Quarter 2003 Earnings conference call.

                           All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then your number 1 on your telephone keypad. If you'd like to withdraw your question press the pound key.

                           With us today we have Michael Paxton, Chairman, President and Chief Executive Officer as well as Keith Klein, Chief Financial Officer and Chief Information Officer.

                           Mr. Klein, you may begin your conference.

Keith Klein:               Thank you, Shayla.

                           Good morning and thank you for joining us for today's
call.

                           Before we get started, I would like to remind everyone that today's conference call includes forward looking statements that are covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those expressed. Factors that may cause results to differ are covered in the company's Form 10-K for the year under December 31, 2002 as filed with the Securities and Exchange Commission.

                           I would now like to provide some brief comments on the second quarter financial results and then turn the conference call over to Mike Paxton, Chairman, President and Chief Executive Officer for his comments on the business and plans as we move forward. After Mike's comments, we will be glad to open the conference call up for any questions that you may have.

                           For the second quarter 2003, revenues decreased by $3.4 million to $65.6 million compared with the prior year. Second quarter's revenues include $2.7 million in fuel surcharge recovery, compared to $1.1 million in the second quarter of last year, because of higher fuel cost year over year.

                           Our customer paid miles in second quarter were down about 5.2% compared to last year's level. The decrease in miles was due to



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                           significantly weaker freight volumes in a number of
                           key markets, seasonality in our customer's business cycles and slower than expected ramp up in new business. Mike will address these items in more detail later.

                           Our average revenue per total mile in the second quarter, excluding fuel surcharge, increased by 6/10 of 1 cent over the previous year, while our revenue per customer paid mile is down from prior year levels. This decrease was more than offset by a significant decline in our empty miles percentage. In the second quarter we averaged 10.6% deadhead miles compared with 11.8% in the second quarter of 2002.

                           Our rate per customer paid mile improved in the second quarter on a sequential basis for the second quarter in a row, rising to $1.399 per mile compared to $1.388 in the first quarter of this year. This was due both to improved customer mix and rate adjustments as we continue to manage our freight network, lane balance and customer profitability.

                           Revenue per tractor per week, excluding fuel surcharge, decreased slightly to $2,652 for the second quarter from $2,689 in the second quarter of 2002 due to a softer freight environment.

                           We continue to take steps to reduce cost in the business.

                           During the first quarter of this year we completed the restructuring of our service center network. We closed both our Clarksville, Indiana and Garland, Texas facilities and restructured the staffing of our other facilities. Our non-driver headcount is down 9% from the fourth quarter 2002 level. Our revenue per non-driver employee reached record levels for Transport America in the second quarter rising to $641,000 compared to $597,000 in the previous year -- an improvement of 7.4%.

                           We have also initiated a broader cost reduction effort across the organization. We have challenged the organization to identify and implement changes that will reduce our overall costs by 5 cents per mile. Mike will provide more details on this program and our progress to-date during his prepared remarks.

                           Accident, insurance, and cargo costs increased by approximately $700,000 during the second quarter when compared to the previous year - our accident frequency remains at record low levels. We did renew our insurance contracts at the beginning of the year and experienced a significant increase in the insurance costs, consistent with the overall insurance market and these cost increases are reflected in second quarter numbers. In addition we've experienced continued claims growth and settlement costs. During the second quarter, we significantly broadened the experience of our claims management area by bringing in new leadership to that group.

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                           Interest costs decreased this quarter by 27% to $1
                           million compared to $1.4 million in the previous year. This decrease was primarily the result of our continued reduction of debt.

                           Our net loss in the second quarter was $837,000 or 12 cents per share compared to a net profit of $208,000 or 3 cents per share in the second quarter of last year.

                           Focusing now on the balance sheet, we continued our debt reduction trend of the past three years. We were able to reduce debt during the quarter by an additional $6.7 million, which brings our total outstanding debt to below $60.0 million at the end of the second quarter.

                           Looking at the 2003 capital spending, we did not take delivery of any new tractors in the second quarter. We plan to replace 250 tractors this year with deliveries beginning this month. We expect gross capital spending for the full year to be approximately $20 to $25 million in total. Net of proceeds on trade-ins and disposals, we expect net cap-ex to be in the $12 to $16 million range prior to the sale of both service center facilities.

                           We expect to close on the sale of one of our closed service center facilities in the very near future with net proceeds expected to be in the $2 million range. We will announce this transaction once it has been completed. We are currently marketing the other closed facility but have not yet identified a buyer.

                           During the second quarter, we continue to execute on our already approved stock repurchase plan. During the quarter, we repurchased 64,100 shares of stock at an average cost of $5.65 per share, totaling approximately $362,000. That brings our total share repurchases to 122,700 shares since October of 2002. Under the current authorization we have remaining authority to purchase up to an additional 120,600 shares of stock. We plan to move cautiously on the stock repurchase front and will do so if it makes sense for us to continue to repurchase stock.

                           Looking ahead at the third quarter, we will implement the requirements of the Financial Accounting Standards Board's Financial Interpretation Number 46 dealing with leases financed by special purpose entities as discussed in our 2002 10-K filing and our first quarter 10-Q filing. The effect of this pronouncement will require the company to report both the assets and related liability relating to its corporate office facility. This facility had historically been reflected as an operating lease in accordance with generally accepted accounting principals. At June 30, 2003, the amount of the carrying value of this asset is approximately $11.2 million and the related debt is $13.0 million. The difference between these two numbers is expected to be reflected as a cumulative effect adjustment in third quarter financial results. We continue to explore opportunities to sell or restructure this facility and the related liability. However at this point, all viable alternatives reviewed

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                           significantly detract from shareholder value;
                           accordingly, we have not completed any of those but we continue to analyze the opportunities as we go forward.

                           That concludes the financial review. I would now like to turn things over to Mike for his comments - Mike.

Michael Paxton:            Thanks, Keith. Good morning, everyone.

                           We were clearly disappointed in our second quarter results. The freight market was softer than expected, particularly in some of our key geographic centers resulting in reduced available miles.

                           For the first six months, our loaded miles were down 2.7% relative to year ago. Total available miles were down 4.9% for the same period. Our trucking revenues on a year-to-date basis are off 4.4% from last year.

                           Nonetheless we have remained focused on our productivity efforts. For the first half of the year, our revenue per tractor per week remains above one year ago by 1.1%. Our average rate per loaded mile for the first six months of $1.39 is below a year ago but reflects two consecutive quarters of increased revenue per mile. Our average deadhead for the first half of the year was 10.3% and despite an up-tick in the second quarter was nearly 200 basis points below the same period a year ago. Our back office productivity continued to improve to $636,000 for non-driver employee, nearly 10% over the first six months in 2002.

                           During the second quarter, we undertook a significant maintenance campaign to repair a closed wheel-end system on nearly 3,600 of our trailers. Since there was a potential safety issue involved, we notified the National Highway Transportation Safety Administration, better known as NHTSA, and the vendor, Strick Corporation, of the situation. At the present time, NHTSA is comfortable with our repair program. We are in discussions with Strick regarding their liability on this issue. It is difficult to estimate the cost of this campaign at the present time.

                           As we look to the remainder of 2003, we are cautiously optimistic that freight demand will improve. Our focus will continue to be on profitable revenue growth and productivity improvements.

                           We just announced this week the appointment of Craig Coyan as our new Vice President of Sales and Marketing to replace Rick Lane, who has left the organization. Craig has spent most of his 25-year career with M.S. Carriers. He is a highly motivated sales executive with excellent customer relation's skills. Craig and his sales team will be focused on filling the hopper with new business opportunities and continuing to improve our rate structure.

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                           The other piece of good news on the sales front is
                           the addition of over $8 million in new business from one of our key growth customers. This business is beginning to ramp up as we speak.

                           From a productivity standpoint, we have initiated a major corporate program called the "Nickel Challenge". Our goal is to reduce our overall cost in the organization by 5 cents per mile or $10 million on an annualized basis. Our steering committee, which I chair, meets every other week. Each department has already identified the cost opportunities that are expected to achieve or exceed our goal.

                           In closing, I want to say that our organization has been working diligently to move the business forward. We have an excellent portfolio of customers and we believe the fundamentals are coming together. We continue to be enthusiastic about our prospects.

                           Thanks for your attention. Keith and I will now entertain any questions that you might have.

                           Shayla, we will turn it over to you to coordinate the questions, please.

Operator:                  At this time, I would like to remind everyone in
                           order to ask a question, please press star and then the number 1 on your telephone keypad.

                           We'll pause for just a moment to compile the Q&A roster.

                           Your first question comes from Carter Newbold of Rutabaga Capital Management.

Carter Newbold:            Morning guys.

Michael Paxton:            Morning.

Keith Klein:               Morning, Carter.

Carter Newbold:            I can't say that I've pored over the reports of all
                           your competitors in great detail, but you seem to be a sort of an outlier in the wrong direction in terms of rate and utilization. You've referenced your sales process not ramping as quickly and some geographic issues but, I guess, could you delve a little more deeply into - I mean, it would appear - versus your public peers that you're losing share and which I'm sure is not your goal but could you talk further about why you think that's happening?

Michael Paxton:            I think first on the rate side, we got out of the box
                           late in the fourth quarter last year as you mentioned. So some of what's happening is the carry over from the fourth quarter. We've been aggressively pursuing rate increases through the first six months.
                           We did bring some of that rate increase home, as noted by the small but sequential increases in the first two quarters.

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                           Quite frankly we have run into some push back with
                           some of our customers. Now whether it is a mix issue, I don't know, but in some portions of this country, we just have not been able to get the rate increases that we had anticipated. With Craig on board, we're taking an even more aggressive approach than we have up to this point, so we anticipate that we can continue to move that one forward.

                           With regard to utilization, as you know, we've had very, very good - made very, very good progress even through the first quarter of 2003. This is the first quarter that we've seen a decline and that is all related to the decline in the miles.

Carter  Newbold:           OK. Could you give a little bit longer - at least
                           remind me of some of the chronology of the changes you've made in your sales leadership, because I think this is the second in a relatively brief period of time. And can you also talk about whether your incoming head of sales has had significant experience with your major customers previously or is he just sort of meeting them for the first time?

Michael Paxton:            No. First of all, you're right. Rick Lane left the
                           organization; he was brought in a little over a year ago. That was a mutual decision. Craig Coyan comes out of M.S. Carriers. M.S. basically has a -- and has for years - has a very similar network -- the kind of network that we've operated here at Transport
                           America. He's got an excellent understanding of our customer base. We did a lot of reference checks with our customers and they are very enthusiastic -- those who know Craig -- they're very enthusiastic about him coming on board. That's one of the reasons why Craig was such a good selection for us, because he does have such a good understanding of our system and also our customer base.

Carter Newbold:            OK. My last question, I guess, is for Keith. It looks
                           like your second half net cap ex is a little bit more than the free cash flow that you produced in the first half. Is there any prospect for further debt reduction in the second half or will that be dependant on the business picking up a little bit?

Keith Klein: There's some opportunity as I mentioned. I think we'll close on the sale of one of our facilities here in the very near future and we'll announce that when it happens. Net proceeds there -- a couple million dollars. So I think there's some opportunities for continued reduction. I don't think you're going to see debt levels increase dramatically at all during the year. You know, it could stay flat but it could also end up down.

Carter Newbold:            OK.

Keith Klein:               We were close to, I think, at the beginning of the
                           year we targeted high 50s in terms of our overall year-ending debt number, and I think we're still on track to get close to that number. The one thing to keep in mind, Carter -- and I mentioned in my comments, but I want to reiterate it -- is we've got this new accounting rule coming on that will require us to put

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                           the corporate office facility on the balance sheet
                           and that is $13 million in debt. So that'll impact our reported debt number, but it's really taking an operating lease and because of accounting rule changes recording it as a capital lease.

Carter Newbold:            And then - so you bring the asset on the balance
                           sheet at a market basis and that's the $11 million that you mentioned?

Keith Klein:               You bring the asset on at a basis as though you had
                           depreciated it from the beginning of when you acquired or when the asset was originally leased.
                           That's the $11.2 million.

Carter Newbold:            So that will give you a couple of million-dollar
                           non-cash event?

Keith Klein:               Correct.

Carter Newbold:            OK.

Keith Klein:               It shows up as a cumulative effect of a change in
                           accounting principle, below the line.

Carter Newbold:            Great.  Thanks a lot.

Keith Klein:               Thank you.

Operator:                  Your next question comes from Wilmot Kidd of Central
                           Securities.

Wilmot Kidd:               Hi. Can you remind me? You're purchasing 250 tractors
                           in the second half of the year - what percentage of your fleet will that represent after you bought them?

Keith Klein:               It's about 25% of our company-owned fleet.

Wilmot Kidd:               Uh-huh - and what's the average age now and what will
                           it be? How about that?

Keith Klein:               We're running - I haven't looked at it exactly - but
                           we're right about 2.3 years right now.

Wilmot Kidd:               Uh-huh.

Keith Klein:               Once we get through this replacement cycle -- as
                           quick as it happens -- I think that's going to come down to, and I haven't projected it out lately, but somewhere around 1.9 to 2 years.

Wilmot Kidd:               Well, that's extremely competitive, isn't it,
                           vis-a-vis all your peers?

Keith Klein:               This is in the ballpark. It's a four-year replacement
                           cycle and if you have it evenly spread out, the average age at any point in time would be two years.
                           There are some of our peers that did a bunch of replacements last year that are under two.

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Wilmot Kidd:               OK.

Keith Klein:               But we feel very comfortable with a four-year
                           replacement cycle.

Wilmot Kidd:               Well, I'm curious as to why you talked about getting
                           so - pulling back if you will, on your stock repurchase. It seems to me like this is a great opportunity to buy your stock back in. Why this expression of caution?

Keith Klein:               I think, from my perspective, we've got a lot of cap
                           ex that we're going to be taking on in the second half of the year. And we have been focused on debt reduction. I want to continue to focus on that...if there's opportunities that makes sense for us to do it, we'll certainly exercise that, but we're just going to be cautious in our approach.

Wilmot Kidd:               Your book value is substantially higher than market.

Keith Klein:               Correct.

Michael Paxton:            Correct.

Wilmot Kidd:               And some of us would even hope that the company is
                           ultimately or even now worth more than book value. So we feel like you ought to - you've proven that you can reduce debt. It seems like this is the time to take advantage of buying your stock in. You guys don't really feel that way.

Keith Klein:               I don't think we're saying that. I think it's, you
                           know, because of the other debt that we're taking on we just want to be cautious in our approach. You're point is well taken and certainly part of what we've been thinking about as well.

Michael Paxton:           I mean we're not eliminating our options -- clearly
                           Wilmot. So which is - I think that Keith's point is a good one, and it is that, you know, we're going to be prudent about it. And we'll - if the opportunity arises and it seems like it's the right opportunity, then we would pull the trigger on it.

Keith Klein:               Yeah, I will say, Wilmot, that not all of our
                           shareholders feel the same way that you do. We get feedback quite strongly on the other side of that equation as well.

Wilmot Kidd:               Meaning they don't want - they feel it's too risky?

Keith Klein:               Various reasons, but they would just as soon see us
                           pay down debt even faster than if we did - if we bought back shares. So, it's a balancing act there as well.

Wilmot Kidd:               Hey, well I've certainly been fully on the side of
                           paying down debt. So, I just wanted to get your feelings on the subject and let you all make the judgment.

Keith Klein:               Well, we appreciate your feedback there.

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Michael Paxton:            Thanks a lot.

Operator:                  Again, I'd like to remind everyone in order to ask a
                           question, please press star then your number 1 on your telephone keypad.

                           Your next question comes from Carter Newbold of Rutabaga Capital Management.

Carter Newbold:            Sorry, I missed a couple. You guys there?

Keith Klein:               Yeah.

Michael Paxton:            We're here.

Carter Newbold:            It looks likes sequentially the insurance and claims
                           line is up about half a million or 600,000 bucks since the first quarter. Is there something going on there that you can talk about?

Keith Klein:               I briefly touched on it in my comments...

Carter Newbold:            Sorry.

Keith Klein:               ...Oh, that's all right.

                           The real issue is we had a couple of surprises in terms of claims settlement. Things that, we felt - you remember at the end of the year, we had some outside help in evaluating our overall claims exposure and looking at individual claims and we got surprised in a couple of areas.

                           Our accident frequency rates still remains low but - and that's one of the reasons that we've made some changes in the claims management area. We brought in some leadership - we brought somebody with 20 years of claims management experience in to head up that group. We're just making sure we're doing the right job in managing those claims going forward so we don't have those surprises.

Michael Paxton:            But these are older claims. One was a jury verdict.
                           The other was a settlement. And we could do nothing about the jury verdict except be surprised at the level given what our outside objective council told us they thought these claims would end up settling at. So it's one of those things where we're doing our best to try to clean those up and have the right reserve levels in place. And every once in awhile you get surprised and unfortunately we got two of those this time.

Carter Newbold:            OK. Secondly, I wonder if you could just remind me
                           again of whose engine is on the tractors that you're buying the second half of the year. How confident you feel in the operating cost of the new tractors? And, if you'd be willing to, how you think the operating cost of the new tractors will compare with those you will be replacing?

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Keith Klein:               The new engine is a Mercedes engine which, was
                           delayed in terms of compliance with the emissions standards. That engine has been out there for quite awhile overseas and there's a lot of demand for it here in the US. There is a lot of good feedback. There is some tweaking you need to do with that engine when you get it in, from what I've heard, but we've got a program together to really manage that process. And we feel very comfortable that we're going to have less cost associated with maintenance going forward. If you remember back on our replacement cycles, we had three years where we acquired a whole bunch of new equipment and then we didn't buy any equipment in the fourth year. We're now coming up to where the tractors we're starting to trade in are mainly five-year old tractors. We want to get an even replacement cycle going forward, so we ran out some of our tractors to five years. That group that we're turning in this year -- the majority of that is five-year tractors. So we're going to get rid of half of the five-year tractors we have left. Then next year the group that currently is four-years old will be five years and we'll trade that in and then we'll be back to a four-year replacement. So we're getting rid of some tractors that don't have warranty right now with some that do...twenty-five percent of the fleet, so I feel comfortable that that component of the cost structure will go down.

Michael Paxton:            We - from an efficiency standpoint, we don't
                           anticipate any significant reduction in efficiency with this engine. We're pretty fortunate we were able to get in on this program. What we are hearing on the newer engines that meet the new emissions control standards is that the efficiency is even worse than originally anticipated. So it's our hope that when we have to buy those new engines that some changes will take place that provide more efficiency than we're seeing today.

Carter Newbold:            OK. And how big is our class of five-year old
                           tractors that you'll replace in 2004? Is it similar to this year's or...

Keith Klein:               It is. Those are - they're four-year old right now.
                           So we've got a group that's going to go out to five.
                           But they're four-year old right now and that's about
                           240 tractors.

Carter Newbold:            OK. So just on a very early look gross and net cap ex
                           next year should look vaguely similar to this year?

Michael Paxton:            Well - what about the trailers?

Keith Klein:               Yeah, on the tractor side that's true. You know, our
                           trailers - we're continuing to evaluate at what point we need to start replacing some trailers. Our oldest trailers right now -- once we get through our disposal program -- would be 1996 trailers and we may choose to replace some of those next year as well.

Carter Newbold:            OK.  Versus none this year.

Keith Klein:               Correct.


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Michael Paxton:            Correct.

Carter Newbold:            OK.  Thanks a lot guys.

Keith Klein:               You bet.

Operator:                  Your next question comes from Dick Ryan of Feltl &
                           Company.

Keith Klein:               Hey, Dick.

Dick Ryan:                 Good morning. I'd like you to talk about some of your
                           key lanes having some issues. Were they competitive issues or mix issues?

Michael Paxton:            I don't think we talked about key lanes as much as
                           geographic centers. We are in some areas -- I mean
                           Minnesota is a good example -- it just seems to be a slower freight market than it has in the past. It seems to be felt by our competitors as well. And so that area and a couple of other areas are really where some of the slowness was taking place. So it's almost more market or region - market driven than lane driven, per se.

Dick Ryan:                 How would you categorize your efforts to get rate
                           increases since, as you mentioned, you came out of the blocks late?

Michael Paxton:            I don't think we're where we need to be, Dick. You
                           know, the effort has been there. We've been tracking it weekly. We have some of our larger customers under contract so we anticipate some rate increases but it will be later in the third quarter because it's when the contracts expire. So we've not seen those yet because of the contracts. Other than that, we are, as I - I don't know if I pointed it out here, but we're going to take, with Craig's help, a more aggressive approach on some of our -- what I would call non-core customers -- and where we think there may be some opportunities. So we'll move forward on that as well.

Dick Ryan:                 OK.  On the expense side, anything going on with
                           driver pay or turnover there?

Michael Paxton:            Turnover, yes. I think that because of the slow
                           freight market, we've seen slightly higher turnover than we have in the past. That seems to be abating a little bit as things start to pick up but clearly the turnover is a little bit higher. From a recruiting standpoint, it's a little more difficult to bring in owner-operators right now. Again, you know, the freight's slow and some of these guys are just moving into other jobs quite frankly. On the freight pay -- excuse me -- the driver pay side, we are looking at some opportunities there and that will be part of that Nickel Challenge.

Dick Ryan:                 OK.  Now have you started providing service to the
                           owner-operators yet?

Michael Paxton:            We just kicked that off at the beginning of this
                           month. In our Janesville, Wisconsin facility we have the whole system in now -- the maintenance

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                           system in -- and so far so good. We're using that as
                           kind of a model and working through any kinks in that. We should be able to start to move out fairly aggressively in August of this year with the rest of the service centers.

Dick Ryan:                 OK.  Thank you.

Michael Paxton:            You're welcome.

Keith Klein.               Thanks, Dick.

Operator:                  Your next question comes from David Dubard of
                           Wellington Management.

David Dubard:              You know, instead of adding capacity in the back half
                           of the year, I wonder if any thought has been given to dramatically shrinking the capacity of the company, culling out the unprofitable lanes and drilling down into what the company really does -- and does well. I suspect from looking at the numbers there are parts of this business that are very good.
                           But the numbers you're putting out don't really support adding capacity. You still have 9% of your company fleet unseated. So why not take that cap-ex money and plow it into debt reduction or the share repurchase program and cull down to where the value is here?

Keith Klein:               Maybe I wasn't clear when I talked about that. The
                           250 trucks we're doing, David, is replacement capacity. It's not adding capacity. It's getting rid of some older trucks that we have in the fleet through the turn-in program and replacing them with newer trucks and not running them out past, you know, right now it's about five years on most of that equipment. So we're not planning to add any company capacity at this point in time.

David Dubard:              But why even maintain capacity? Why not really take a
                           whack at it and find those lanes and those customer relationships where economic value can be gained?

Michael Paxton:            It's an age-old question, I think, and it's one that
                           we have debated here from time to time quite frankly.
                           The issue that you find when you start to cull through the unprofitable lanes is that you then impact some other portion of the network. And it's not a one-for-one trade-off. What it does is then create some significant service issues. What we have been doing, David, is through the SPA system and the department we set up, is literally monthly, region by region, going through those lanes where we have problems. And we're using that information to either negotiate for higher rates or ultimately get off those lanes. But we do it prudently so that we don't impact another piece of business that in fact is profitable and part of that profitability is driven by the fact that we have the trucks in the right place via the less profitable lanes. So we're doing it, but we're kind of doing it on a lane-by-lane and customer-by-customer basis.

David Dubard:              Thank you.

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Operator:                  Your next question comes from Donald Broughton of AG
                           Edwards.

Keith Klein:               Hey, Donald.

Donald Broughton:          Gentlemen.

Keith Klein:               Yes.

Michael Paxton:            Yes, sir.

Donald Broughton: Real quick. Can you walk me through how you think you're going to cut five cents a mile out of your cost? That's - everybody - when I went through line item after line item, for everybody in the industry, I see upward pressure on cost not downward pressure on cost. Please tell me how you're going to get five cents a mile out?

Michael Paxton:            Go ahead.

Keith Klein: It comes from a number of different places. If you look, I think, - if you look at our cost structure, our cost structure is higher than a number of the other players in the industry. So I think there's some opportunity for us to do some things differently.

Donald Broughton:          Well, then that begs the question -- why you haven't
                           cut the cost already?

Keith Klein: I think some of it we have. And, you know, now with more of a formal program and our cost per mile has come down over the last year. And we want to be more aggressive on that within the organization. So the areas that we're looking at and the areas that stand out are, you know, the whole salaries and wage line items. I think there is some more opportunity there. We've taken some cost out there but we think there is some more within that area.

Donald Broughton:          Out of driver pay?

Keith Klein:               We think that we're at the higher end of the scale in
                           terms of driver pay.

Donald Broughton:          Yeah, but you already have unseated trucks, guys.

Michael Paxton:            Yeah, but - it would not affect the current driver
                           base.

Donald Broughton:          Then I don't understand. If you're going to lower
                           driver pay - if you take money out of driver pay, how are you going to have more drivers?

Michael Paxton:            We would grandfather drivers in -- any current
                           drivers -- into any plan that we did.

Donald Broughton:          Yeah, but if you lower driver pay - the driver pay
                           you already have, you - you already have unseated trucks. I mean, the concept sounds fine, but I don't understand how you effectively get there. There's a pressure - I mean, I'm seeing, you know, in the Werner release that they're raising driver pay. I'm seeing in - across the board, people concerned about unseated trucks - yourselves included -- that sounds like increased driver pay to me. Insurance is going up. I mean I go through the line items, it shows equipment is more expensive to buy. But you have to replace equipment that's getting older, and costing you more in maintenance. I don't understand.

Michael Paxton:            When you go through the service center decision that
                           we've made -- which is going to yield some significant savings for us -- when you do the analysis on driver pay against our key competitors, in fact we are at a competitive disadvantage. And again we would not in any way impact the current drivers, but any new drivers coming in would be paid a different scale. When you look at some other areas in our organization where we feel -- even though we've been driving up productivity as we've brought to your attention every quarter -- we're convinced that there are other areas and as we looked at it, they're there. And in our opinion, they would not impact whatsoever our ability to run this company effectively.

Donald Broughton:          OK.  Well, good luck.

Michael Paxton:            Thank you.

Operator:                  At this time, there are no further questions.

Michael Paxton:            OK. Yeah, thanks very much everybody. Thanks, Shayla.

Operator:                  You're welcome, sir.

                           This concludes today's conference call. You may now disconnect.


END